EXHIBIT 99.1

  Qualstar Reports Fiscal 2006 Fourth Quarter and Full Year Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Sept. 13, 2006--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the fourth quarter and full year of fiscal 2006 ended June 30, 2006.

    Fiscal 2006 Fourth Quarter Financial Results

    Revenues for the fourth quarter of fiscal 2006 were $4.9 million, compared to $6.7 million for the same quarter of the prior year. Loss from operations for the fourth quarter of fiscal 2006 was $1.1 million compared to $693,000 for the comparable prior year period. Net loss for the quarter totaled $694,000, or $(0.06) per basic and diluted share compared to a net loss of $429,000, or $(0.04) per basic and diluted share, in the fourth quarter of last year.
    The decrease in revenues was due primarily to an approximate $1.9 million decline in sales of tape libraries and tape drives incorporating AIT, SAIT, DLT and LTO tape technology. Partially offsetting the decline in sales of tape libraries and drives were increased sales of power supplies. Gross margin in the fiscal 2006 fourth quarter was 32.8 percent, compared to 31.5 percent in the year-ago quarter. The increase in gross margin was related to material costing efficiencies achieved.
    Research and development expenses for the fourth quarter of fiscal 2006 were $761,000, or 15.6 percent of revenues, compared to $1.0 million, or 15.3 percent of revenues, for the year-ago quarter. The decrease in research and development expenses in absolute dollars, was due primarily to lower compensation expenses associated with a decrease in headcount, and lower consulting fees. Sales and marketing expenses in the 2006 fiscal fourth quarter were $978,000, or 20.0 percent of revenues, compared to $813,000, or 12.1 percent of revenues, in the same quarter last year. The increase in sales and marketing expenses resulted primarily from higher compensation expense associated with an increase in headcount, increased promotion expenses related to the XLS product launch, and increased advertising expenses. General and administrative expenses in the fourth quarter of fiscal 2006 were $930,000, or 19.0 percent of revenues, compared to $963,000, or 14.4 percent of revenues, for the fourth quarter of fiscal 2005. The decrease in general and administrative expenses in absolute dollars, was due primarily to lower legal and bad debt expenses partially offset by increased compensation expense.
    Qualstar adopted the Share-Based Payment rules (SFAS 123R) issued by the Financial Accounting Standards Board, effective July 1, 2005, and reported stock-based compensation expense of $25,000 in the fourth quarter of fiscal 2006, compared to $0 in the comparable quarter in fiscal 2005.
    Cash, cash equivalents and marketable securities were $33.7 million at June 30, 2006, compared with $34.1 million at June 30, 2005. Days sales outstanding (DSOs) were approximately 50.3 days at June 30, 2006, compared to approximately 48 days at June 30, 2005. Inventory turns were 1.8 times on an annualized basis for the period ended June 30, 2006, compared to 2.5 times on an annualized basis for the period ended June 30, 2005.
    "During the fourth quarter, we successfully executed our business plan and revenues were in-line with our expectations," said William J. Gervais, president and chief executive officer of Qualstar. "I was pleased that our gross margin, which grew to 32.8 percent and increased on both a sequential quarter and year-over-year basis, returned to more normal levels after being impacted by inventory reserves that we recorded in the previous quarter.
    "Perhaps most importantly, we recently achieved a significant milestone in the commercialization of our XLS Enterprise Tape Library System. Last month we made initial shipments of revenue generating XLS units, culminating nearly four years of product development efforts. We believe our XLS tape libraries are among the highest capacity and most scalable tape libraries available on the market today, with a modular design that allows customers to easily expand their systems as their data storage requirements increase. We are gratified by the early customer acceptance of our new XLS libraries. Going forward, we continue to be optimistic that XLS tape libraries will be well received in the high-end enterprise-class tape storage marketplace, providing Qualstar with significant opportunities for growth," said Mr. Gervais.

    Fiscal 2006 Full-Year Financial Results

    Qualstar reported revenues of $21.7 million for the full-year of fiscal 2006, compared with $25.1 million for the full-year of fiscal 2005. The Company's net loss for the full-year of fiscal 2006 was $1.7 million, or $(0.14) per basic and diluted share, compared with a net loss of $1.6 million, or $(0.13) per basic and diluted share, in the full-year of fiscal 2005.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2006 fourth quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-257-2182 or 303-262-2075. An audio replay will be available through September 20, 2006, by calling 800-405-2236 or 303-590-3000, and entering passcode 11070845.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include whether the Company's new XLS enterprise-class tape libraries achieve customer acceptance, whether the Company is able to increase sales of its legacy TLS and RLS tape libraries, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2005, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.


                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                              (AUDITED)

                                     ---------------------------------
                                      Three Months    Twelve Months
                                          Ended            Ended
                                         June 30,         June 30,
                                       2006    2005     2006     2005
                                     ------- ------- -------- --------

Net revenues                         $4,888  $6,706  $21,731  $25,144

Cost of goods sold                    3,285   4,596   14,856   16,529
                                     ------- ------- -------- --------

Gross profit                          1,603   2,110    6,875    8,615
                                     ------- ------- -------- --------

Operating expenses:
  Research and development              761   1,027    3,083    3,750
  Sales and marketing                   978     813    3,213    3,350
  General and administrative            930     963    3,629    3,955
                                     ------- ------- -------- --------
    Total operating expenses          2,669   2,803    9,925   11,055
                                     ------- ------- -------- --------

Loss from operations                 (1,066)   (693)  (3,050)  (2,440)

Investment Income                       369     264    1,269      858
                                     ------- ------- -------- --------

Loss before income taxes               (697)   (429)  (1,781)  (1,582)

Provision (benefit) for income taxes     (3)      -      (89)      65
                                     ------- ------- -------- --------

Net Loss                              $(694)  $(429) $(1,692) $(1,647)
                                     ======= ======= ======== ========

Loss per share:
  Basic                              $(0.06) $(0.04)  $(0.14)  $(0.13)
                                     ======= ======= ======== ========
  Diluted                            $(0.06) $(0.04)  $(0.14)  $(0.13)
                                     ======= ======= ======== ========

Shares used to compute loss per
 share:
  Basic                              12,253  12,253   12,253   12,398
                                     ======= ======= ======== ========
  Diluted                            12,253  12,253   12,253   12,398
                                     ======= ======= ======== ========


                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                   --------- ---------
                                                   June 30,  June 30,
                                                     2006      2005
ASSETS                                             (Audited) (Audited)
                                                   --------- ---------

Current assets:
   Cash and cash equivalents                         $6,845   $12,210
   Marketable securities                             26,822    21,854
   Receivables, net of allowances of $118 as of
    June 30, 2006 and $248 as of June 30, 2005        2,700     3,532
   Inventories                                        7,298     7,157
   Prepaid expenses and other current assets            511       452
   Prepaid income taxes                                 159       640
                                                   --------- ---------

      Total current assets                           44,335    45,845
                                                   --------- ---------

Property and equipment, net                             924     1,188
Other assets                                            140       190
                                                   --------- ---------

      Total assets                                  $45,399   $47,223
                                                   ========= =========

   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                    $783      $763
   Accrued payroll and related liabilities              466       496
   Other accrued liabilities                          1,292     1,311
                                                   --------- ---------

      Total current liabilities                       2,541     2,570
                                                   --------- ---------

Shareholders' equity:
   Common stock, no par value; 50,000 shares
    authorized, 12,253 shares issued and
    outstanding as of June 30, 2006 and June 30,
    2005                                             18,503    18,370
   Accumulated other comprehensive loss                (395)     (159)
   Retained earnings                                 24,750    26,442
                                                   --------- ---------
      Total shareholders' equity                     42,858    44,653
                                                   --------- ---------

      Total liabilities and shareholders' equity    $45,399   $47,223
                                                   ========= =========

    CONTACT: Qualstar Corporation
             William J. Gervais, President & CEO, 805-583-7744 gervais@qualstar.com or
             Financial Relations Board
             Lasse Glassen, 310-854-8313 (General Information) lglassen@financialrelationsboard.com